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                                   Exibit 99.1


FOR IMMEDIATE RELEASE


For More Information                   Media Contact:
                                       Penny Bruce
                                       Sun Microsystems, Inc.
                                       650-786-7220
                                       penelope.bruce@sun.com


                                       Investor Relations Contact:
                                       Mark Paisley
                                       Sun Microsystems, Inc.
                                       650-336-2238
                                       mark.paisley@sun.com


        SUN MICROSYSTEMS APPOINTS STEVE MCGOWAN CHIEF FINANCIAL OFFICER &
                 EXECUTIVE VICE PRESIDENT OF CORPORATE RESOURCES


Michael Lehman To Retire After 15 Years Service To Sun


SANTA CLARA, Calif., -- April 25, 2002 -- Sun Microsystems, Inc. (Nasdaq: SUNW), a leader in systems and solutions that make the Net Work, today announced that Michael Lehman, 51, executive vice president of corporate resources, chief financial officer, and corporate executive officer, has decided to retire from full-time duties after nearly 15 years of service with Sun. The company is pleased to announce that Steve McGowan, 53, vice president of finance, planning and administration for Global Sales Operations, will succeed Lehman in his current role as executive vice president of corporate resources and chief financial officer.


"Over the past 15 years, Mike has played an instrumental role in guiding Sun to the forefront of our industry," said Scott McNealy, chairman and chief executive officer, Sun Microsystems, Inc. "Throughout his career, Mike has done far more than manage operations and finance effectively. He has made it both his personal mission and that of Sun to stand out from our competition through high-integrity


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financial practices and easy-to-understand reporting."

Lehman will continue in his current role and oversee the transition until July 1, 2002, at which time he will retire from full-time duties. Lehman will then undertake part-time teaching and mentoring assignments with Sun's leaders and businesses. "Mike's commitment to succession planning and leadership development means we have the right leader in Steve and that his impact will be felt for years to come," added McNealy.

During his career at Sun, Lehman has overseen Sun's finance, legal, real estate, and information resources functions as well as Sun's corporate planning and strategy group and its public policy efforts. Previously, Lehman served as vice president and corporate controller of Sun, where he was responsible for the preparation of the company's public financial information, overseeing Sun's financial staff, and coordinating the company's outlook and budgeting processes. Before this, Lehman was the director of finance and administration for Sun's Asian subsidiaries based in Hong Kong.

McGowan, who joined Sun in 1992, brings more than 25 years of finance experience in the computer industry to his new position. Most recently, McGowan has served as vice president of finance, planning & administration for Global Sales Operations, reporting to both Lehman and Masood Jabbar, executive vice president, Global Sales Operations. In this position, McGowan has been responsible for the fiduciary and planning functions for Global Sales Operations worldwide, managing finance, IT, workplace resources, leasing, and Sun's demand/supply function. Before this, McGowan led the worldwide finance and planning functions for the Computer Systems, Network Storage, and Network Service Provider organizations. McGowan will now report directly to McNealy.

About Sun Microsystems, Inc.

Since its inception in 1982, a singular vision -- "The Network Is The Computer[tm]" -- has propelled Sun Microsystems, Inc. (Nasdaq: SUNW) to its position as a leading provider of industrial-strength hardware, software and services that make the Net work. Sun can be found in more than 170 countries and on the World Wide Web at http://sun.com.

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2002 Sun Microsystems, Inc.  All rights reserved.  Sun, Sun

Microsystems, the Sun Logo, and The Network Is The Computer are trademarks or registered trademarks of Sun Microsystems, Inc. in the United States and other countries. All SPARC trademarks are used under license and are trademarks or registered trademarks of SPARC International, Inc. in the United States and other countries. Products bearing SPARC trademarks are based upon an architecture developed by Sun Microsystems, Inc.

This news release contains projections and other forward looking statements regarding future results and the future performance of Sun Microsystems, Inc., including Sun's statement that Sun has the right leadership in Steve and that his impact will be felt for years to come. These statements are just predictions and involve risks and uncertainties such that actual results and performance may differ materially. Factors that might cause such a difference include risks associated with increased competition, continued adverse changes in general global economic conditions and the lack of ability to successfully retain and motivate key employees, including Steve McGowan. These and other risks are detailed from time to time in Sun's periodic reports that are filed with the Securities and Exchange Commission, including Sun's annual report on Form 10-K for the fiscal year ended June 30, 2001 and its quarterly report on Form 10-Q for the fiscal quarters ended September 30, 2001 and December 30, 2001.


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